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                          SUBSIDIARIES OF MYWEB INC.COM
                           (as of September 30, 1999)

MyWeb Network Systems (Beijing) Co., Ltd. (China)

TecnoChannel Technologies Sdn Bhd (Malaysia)

MyWeb Asia Pte Ltd (Singapore)

MyWeb America Inc.com (Delaware)